Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-126191, 333-135949, 333-143990, 333-151762, 333-160350, 333-171468, 333-178067, 333-187018, 333-189651, 333-192175, 333-196977 and 333-214683) and Form S-3 (File No. 333-219649) of Chesapeake Energy Corporation of our report dated February 27, 2019, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the Company accounts for oil and natural gas exploration and development activities discussed in Notes 1 and 2, as to which the date is May 9, 2019, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8‑K.

/s/ PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma
May 9, 2019